                        The Commonwealth of Massachusetts
                 OFFICE OF THE MASSACHUSETTS SECRETARY OF STATE
                        WILLIAM FRANCIS GALVIN, Secretary
                    ONE ASHBURTON PLACE, BOSTON, MASS. 02108
                                                        FEDERAL IDENTIFICATION
                                                              No.  04  2726691


                  CERTIFICATE OF VOTE OF DIRECTORS ESTABLISHING
                          A SERIES OF A CLASS OF STOCK

                     General Laws, Chapter 156B, Section 26



                              --------------------



We,  Frank J. Pocher, Vice President, and

Jonathan L. Kravetz ,   Clerk of

IMMUNOGEN, INC.
---------------
(Name of Corporation)

located at  148 Sidney Street, Cambridge, MA 02139

do hereby certify that at a meeting of the directors of the corporation held on October 3, 1996, the following vote establishing and designating a series of a class of stock and determining the relative rights and preferences thereof was duly adopted.

          See Continuation Sheets Attached

          (Pages 1 - 14)


     Note: Votes for which the space provided above is not sufficient should be set out on continuation sheets to be numbered 2A, 2B, etc. Continuation sheets must have a left-hand margin 1 inch wide for binding and shall be 8 1/2" x 11". Only one side should be used.

     CONTINUATION SHEETS
     -------------------

     Description and Designation of Series B Preferred Stock
     -------------------------------------------------------


          SECTION I. DESIGNATION, AMOUNT AND PAR VALUE. The series of Preferred Stock shall be designated as the Series B Convertible Preferred Stock (the "Series B Preferred Stock"), and the number of shares so designated shall be 3,000. The par value of each share of Series B Preferred Stock shall be $.01. Each share of Series B Preferred Stock shall have a stated value of $1,000 per share (the "Stated Value").

          SECTION II.  DIVIDENDS.

          A. Holders of outstanding shares of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 9% per annum, in cash or (at the option of the Company) shares of Common Stock, in arrears on the Conversion Date (as defined in Section 5(b)) or earlier if so determined by the Company. Dividends on the Series B Preferred Stock shall accrue daily commencing on the Original Issue Date (as defined in Section 6) and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The party that holds the Series B Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series B Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Series B Preferred Stock, such payment shall be distributed ratably among the holders of Series B Preferred Stock.

          B. So long as any Series B Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as hereinafter defined), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities, unless in each case all dividends on the Series B Preferred Stock for all past dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set aside (or, if payment thereof is to be made in stock, such number of shares of Common Stock as are required to pay such dividend shall have been duly reserved for issuance to the holders of Series B Preferred Stock for payment thereof).

          SECTION III. VOTING RIGHTS. Except as otherwise provided herein and as otherwise provided by law, the Series B Preferred Stock shall have no voting rights. However, so long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the shares of the Series B Preferred Stock then outstanding, 1. alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or 2. authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation senior to, prior to or pari passu with the Series B Preferred Stock.

          SECTION IV. LIQUIDATION. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series B Preferred Stock an amount equal to the Stated Value, plus an amount equal to accrued but unpaid dividends per share, whether declared or not, but without interest, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed shall be distributed among the holders of Series B Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of shall be deemed a Liquidation; provided that, a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Series B Preferred Stock.

          SECTION V.  CONVERSION.

          A. 1. Each share of Series B Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (subject to reduction under Section 5(a)(ii)), at the option of the holder in whole or in part at any time after the Original Issue Date. Any conversion under this Section 5(a) shall be of a minimum amount of 100 shares of Series B Preferred Stock. The holder of the Series B Preferred Stock shall effect conversions by surrendering the certificate or certificates representing the shares of Series B Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the "Holder Conversion Notice") in the manner set forth in Section 5(j). Each Holder Conversion Notice shall specify the number of shares of Series B Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the holder of Series B Preferred Stock delivers such Notice by facsimile (the "Holder Conversion Date"). Subject to Section 5(c), each Holder Conversion Notice, once given, shall be irrevocable, except that the original holder of the Series B Preferred Stock may revoke in whole or in part the conversion requested by such Holder Conversion Notice to the extent the conversion contemplated by such notice would result in such holder owning more than 4.9% of the then outstanding shares of the Common Stock. If a holder of Series B Preferred Stock is converting less than all of the shares of Series B Preferred Stock represented by the certificate(s) tendered by such holder with the Holder Conversion Notice, the Company shall promptly deliver to such holder a certificate for such number of shares as have not been converted.

               2. CERTAIN REGULATORY APPROVAL. If on the Conversion Date (as defined below) applicable to any conversion under Section 5(a) or 5(b), (A) the Common Stock is then listed for trading on the Nasdaq National Market, (B) the Conversion Price (as defined below) then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Series B Preferred Stock and Warrants, together with any shares of Common Stock previously issued upon conversion of Series B Preferred Stock, would exceed 3,392,298 shares of Common Stock (the "Issuable Maximum"), and (C) the Company has not previously obtained Shareholder Approval (as defined below), then the Company shall issue to the converting holder of the Series B Preferred Stock the Issuable Maximum and, with respect to any shares of Common Stock that would be issuable to such holder, in respect of the Conversion Notice at issue in excess of the Issuable Maximum, the Company shall have the option to either (i) as promptly as possible, but in no event later than 60 days after such Conversion Date, convene a meeting of the holders of the Common Stock and obtain the Shareholder Approval (as defined below) or (ii) redeem the balance of the Series B Preferred Stock subject to such Conversion Notice for a redemption price equal to the product of (A) the Per Share Market Value and (B) the Conversion Ratio (as defined in Section 6) (the "Redemption Price"), each as calculated on the Conversion Date; provided, however, that if the Company elects to obtain the Shareholder Approval under paragraph (i) above and the Company fails for any reason to obtain such Shareholder Approval within the time period set forth in (i) above, the Company shall be obligated to redeem the Series B Preferred Stock not converted as a result of the provisions of this Section in accordance with the provisions of paragraph (ii) above, and in such case the interest contemplated by the immediately succeeding sentence shall be deemed to accrue from the Conversion Date. If the Company shall have elected to redeem shares of Series B Preferred Stock pursuant to this Section and fails for any reason to pay the Redemption Price under (ii) above within seven days after the Conversion Date, the Company will pay interest on the Redemption Price at a rate of 18% per annum, in cash to the converting holder of Series B Preferred Stock, accruing from the Conversion Date until the Redemption Price and any accrued interest thereon is paid in full. "Shareholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Company held in accordance with the Company's articles of organization and by-laws, of the issuance by the Company of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of Series B Preferred Stock into Common Stock at a price less than the greater of the book or market value on the Original Issue Date as and to the extent required pursuant to Rule 4460(i) of the Nasdaq Stock Market (or any successor or replacement provision thereof).

          B. Provided that ten (10) Trading Days (as defined in Section 6) shall have elapsed from the date the Securities and Exchange Commission (the "Commission") has declared a registration statement registering the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and related warrants (the "Underlying Shares Registration Statement") effective under the Securities Act of 1933, as amended (the "Securities Act"), each share of the Series B Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (subject to reduction under Section 5(a)(ii)) at the option of the Company in whole or in part at any time on or after the expiration of four (4) years after the Original Issue Date; PROVIDED, HOWEVER, that the Company is not permitted to deliver a Company

Conversion Notice (as defined below) within ten (10) days of issuing any press release or other public statement relating to such conversion or during any Event (as defined in Section 5(d)(i) below); and PROVIDED, FURTHER, that the Company shall have no right to deliver a Company Conversion Notice and effect the conversion of shares of Series B Preferred Stock under this Section 5(b) unless all of such shares may be converted into shares of Common Stock in accordance with Section 5(a)(ii). The Company shall effect such conversion by delivering to the holders of such shares of Series B Preferred Stock to be converted a written notice in the form attached hereto as EXHIBIT B (the "Company Conversion Notice"), which Company Conversion Notice, once given, shall be irrevocable. Each Company Conversion Notice shall specify the number of shares of Series B Preferred Stock to be converted and the date on which such conversion is to be effected, which date will be at least one (1) Trading Day after the date the Company delivers such Notice by facsimile to the holder (the "Company Conversion Date"). The Company shall give such Company Conversion Notice in accordance with Section 5(j) below at least one (1) Trading Day before the Company Conversion Date. Any such conversion shall be effected on a pro rata basis among the holders of Series B Preferred Stock. Upon the conversion of shares of Series B Preferred Stock pursuant to a Company Conversion Notice, the holders of the Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Company or of any transfer agent for the Series B Preferred Stock or Common Stock not later than three (3) Trading Days after the Company Conversion Date. Each of a Holder Conversion Notice and a Company Conversion Notice is sometimes referred to herein as a "Conversion Notice," and each of a "Holder Conversion Date" and a "Company Conversion Date" is sometimes referred to herein as a "Conversion Date."

          C. Not later than three (3) Trading Days after the Conversion Date, the Company will deliver to the holder of Series B Preferred Stock (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those then required by law), representing the number of shares of Common Stock being acquired upon the conversion of shares of Series B Preferred Stock (subject to any reduction required pursuant to Section 5(a)(ii)), and (ii) one or more certificates representing the number of shares of Series B Preferred Stock not converted; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series B Preferred Stock (or with respect to shares subject to redemption pursuant to Section 5(a)(ii), to pay the Redemption Price under such Section) until certificates evidencing such shares of Series B Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Series B Preferred Stock or Common Stock, or the holder of Series B Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security reasonably acceptable to the Company) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith and provided, further, that no dividends shall accrue on the Series B Preferred Stock after the Conversion Date unless the Company fails to deliver a certificate or certificates representing the shares of Common Stock issuable upon the Conversion in question, in which event such dividends shall accrue until such certificates are delivered. The Company shall, upon request of the holder of Series B Preferred Stock, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this
Section 5(c) electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. In the case of a conversion pursuant to a Holder Conversion Notice, if such certificate or certificates are not delivered by the date required under this Section 5(c), the holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Series B Preferred Stock tendered for conversion.

          D. 1. The conversion price for each share of Series B Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be the lesser of (a) the average Per Share Market Value for the five (5) Trading Days immediately preceding the Original Issue Date (the "Initial Conversion Price") and (b) the "Applicable Percentage" (as defined below) of the average Per Share Market Value for the five (5) Trading Days immediately preceding the Conversion Date; PROVIDED, HOWEVER, (x) if the Underlying Shares Registration Statement is not filed with the Commission on or prior to the 25th day after the Original Issue Date, or (y) if the Underlying Shares Registration Statement is not declared effective by the Commission on or prior to the 80th day after the Original Issue Date, or (z) if the Underlying Shares Registration Statement is declared effective but thereafter ceases to be effective at any time between the date originally declared effective and the date which is four (4) years after the Original Issue Date or such earlier date when all securities subject to the registration requirements of the Registration Rights Agreement and covered by such Underlying Shares Registration Statement have been sold or may be sold without volume or other restrictions pursuant to Rule 144 or 144A (each as promulgated under the Securities Act), as the case may be, as determined by counsel to the Company pursuant to a written opinion letter addressed to the holders of the then outstanding shares of Series B Preferred Stock to such effect, without being succeeded within 30 days by a subsequent registration statement filed with and declared effective by the Commission (any such failure being hereinafter referred to as an "Event", and for purposes of clauses (x) or
(y), the date on which such Event occurs, or for purposes of clause (z), the date on which such 30-day limit is exceeded, being hereinafter referred to as an "Event Date"), the Conversion Price shall be decreased by 3% per month (for example, if the Applicable Percentage is 90%, 87% at the Event Date and 84% commencing the 30th day after such Event Date) and the dividends to be paid in respect of the Series B Preferred Stock shall be increased to 18% per annum. Commencing on the 60th day after the Event Date, the 3% monthly penalty shall be paid to the holder in cash. "Applicable Percentage" means (i) 100% if the Conversion Date occurs on or prior to the 40th day after the Original Issue Date, (ii) 90% if the Conversion Date occurs between the 41st and 80th day after the Original Issue Date, and (iii) 85% if the Conversion Date is more than 80 days after the Original Issue Date.

               2. If the Company, at any time while any shares of Series B Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Initial Conversion Price designated in Section 5(d)(i) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock of the Company outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(d)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

               3. If the Company, at any time while any shares of Series B Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Initial Conversion Price designated in
Section 5(d)(i) shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Initial Conversion Price designated in Section 5(d)(i) pursuant to this Section 5(d)(iii), if any such right or warrant shall expire and shall not have been exercised, the Initial Conversion Price designated in Section 5(d)(i) shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Initial Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Initial Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

               4. If the Company, at any time while shares of Series B Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of Series B Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 5(d)(iii) above), then in each such case the Initial Conversion Price at which each share of Series B Preferred Stock shall thereafter be convertible shall be determined by multiplying the Initial Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority in interest of the shares of Series B Preferred Stock then outstanding; and PROVIDED, further that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the holders of Series B Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

               5. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

               6. Whenever the Initial Conversion Price is adjusted pursuant to
Section 5(d)(ii),(iii), (iv) or (v), the Company shall promptly mail to the holders of Series B Preferred Stock, a notice setting forth the Initial Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

               7. In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of Series B Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of Series B Preferred Stock shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of Series B Preferred Stock the right to receive the securities or property set forth in this Section 5(d)(vii) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

               8. If:

                    (A) the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                    (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                    (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                    (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

                    (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Series B Preferred Stock, and shall cause to be mailed to the holders of Series B Preferred Stock at their last respective addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; PROVIDED, HOWEVER, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

          E. If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Series B Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall, at least 30 calendar days prior to the effective date of such action, mail a written notice to each holder of Series B Preferred Stock briefly describing the action contemplated and the material adverse effects of such action on the rights of such holders and an Appraiser selected by the holders of majority in interest of the Series B Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Series B Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Series B Preferred Stock; PROVIDED, HOWEVER, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

          F. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series B Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series B Preferred Stock, such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 5(d) hereof) upon the conversion of the aggregate principal amount of all outstanding shares of Series B Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

          G. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not to, or is unable to, make such a cash payment, the holder of Series B Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

          H. The issuance of certificates for shares of Common Stock on conversion of Series B Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series B Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

          I. Shares of Series B Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of preferred stock.

          J. Each Holder Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company at the facsimile telephone number and address of the principal place of business of the Company. Each Company Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to each holder of Series B Preferred Stock at the facsimile telephone number and address of such holder appearing on the books of the Company or provided to the Company by such holder for the purpose of such Company Conversion Notice, or if no such facsimile telephone number or address appears or is so provided, at the principal place of business of the holder. Any such notice shall be deemed given and effective upon the earliest to occur of (i)(a) if such Conversion Notice is delivered via facsimile at the facsimile telephone number specified in this Section 5(j) prior to 4:30 p.m. (Eastern Standard Time) on any date, such date (or, in the case of a Company Conversion Notice, the next Trading Day) or such later date as is specified in the Conversion Notice, and (b) if such Conversion Notice is delivered via facsimile at the facsimile telephone number specified in this
Section 5(j) after 11:59 p.m. (Eastern Standard Time) on any date, the next date (or, in the case of a Company Conversion Notice, the next Trading Day after such next day) or such later date as is specified in the Conversion Notice, (ii) five days after deposit in the United States mails or (iii) upon actual receipt by the party to whom such notice is required to be given.

          SECTION VI. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

          "Business Day" means any day of the year on which commercial banks are not required or authorized to be closed in New York City.

          "Common Stock" means shares now or hereafter authorized of the class of Common Stock, $.01 par value, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

          "Conversion Ratio" means, at any time, a fraction, of which the numerator is the Stated Value plus accrued but unpaid dividends, and of which the denominator is the Conversion Price at such time.

          "Junior Securities" means the Common Stock, and all other classes of equity securities of the Company, other than the 2,500 issued and outstanding shares of the Company's Series A Convertible Preferred Stock and shares of the Company's Convertible Preferred Stock issued to the original holder of the Series B Preferred Stock.

          "Original Issue Date" shall mean the date of the first issuance of any shares of the Series B Preferred Stock regardless of the number of transfers of any particular shares of Series B Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series B Preferred Stock.

          "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on The Nasdaq National Market or Nasdaq Small

Cap Market or other stock exchange on which the Common Stock has been listed or if there is no such price on such date, then the closing bid price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on The Nasdaq National Market or Nasdaq Small Cap Market or any stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the Nasdaq Stock Market at the close of business on such date, or (c) if the Common Stock is not quoted on the Nasdaq Stock Market, the closing bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is not reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder, or (e) if the Common Stock is not publicly traded the fair market value of a share of Common Stock as determined by an Appraiser (as defined in Section 5(d)(iv) above) selected in good faith by the holders of a majority in interest of the shares of the Series B Preferred Stock; PROVIDED, HOWEVER, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

          "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

          "Trading Day" means (a) a day on which the Common Stock is traded on The Nasdaq National Market or Nasdaq Small Cap Market or principal stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not listed on The Nasdaq National Market or Nasdaq Small Cap Market or any stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the Nasdaq Stock Market, or (c) if the Common Stock is not quoted on the Nasdaq Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).


                                    EXHIBIT A

                              NOTICE OF CONVERSION
                            AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder to Convert shares of Series B Preferred Stock)

The undersigned hereby irrevocably elects to convert the number of shares of Series B Convertible Preferred Stock indicated below into shares of Common Stock, par value $.01 per share (the "Common Stock"), of ImmunoGen, Inc. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
                            --------------
                            Date to Effect Conversion


                            --------------
                            Number of shares of Series B Preferred Stock to be Converted


                            --------------
                            Applicable Conversion Price


                            --------------
                            Number of shares of Common Stock to Issue


                            --------------
                            Signature


                            --------------
                            Name:


                            --------------
                            Address:


The Company undertakes to promptly upon its receipt of this conversion notice (and, in any case prior to the time it effects the conversion requested hereby), notify the converting holder by facsimile and telephone of the number of shares of Common Stock outstanding on such date and the number of shares of Common Stock which would be issuable to the holder if the conversion requested in this conversion notice were effected in full, whereupon, the holder may, within one day of the notice from the Company, revoke in whole or in part the conversion requested hereby to the extent that it determines that such conversion would result in it owning in excess of 4.9% of the outstanding shares of Common Stock on such date, and the Company shall issue to the holder one or more certificates representing shares of Series B Preferred Stock which have not been converted as a result of this provision. If the holder waives the applicability of this limitation by notice to the Company delivered upon its receipt of the Company's notice regarding the number of outstanding shares of Common Stock or if the Purchaser fails to respond to the Company's notice within one day thereafter, the Company shall effect in full the conversion requested in this notice.

                                    EXHIBIT B

                                 IMMUNOGEN, INC.

                             NOTICE OF CONVERSION AT
                           THE ELECTION OF THE COMPANY


The undersigned in the name and on behalf of ImmunoGen, Inc. (the "Company") hereby notifies the addressee hereof that the Company hereby elects to exercise its right to convert [ ] shares of its Series B Convertible Preferred Stock held by the Holder into shares of Common Stock, par value $.01 per share (the "Common Stock") of the Company according to the terms hereof, as of the date written below. No fee will be charged to the Holder for any conversion hereunder, except for such transfer taxes, if any which may be incurred by the Company if shares are to be issued in the name of a person other than the person to whom this notice is addressed.


Conversion calculations:
                            --------------
                            Date to Effect Conversion


                            --------------
                            Number of Shares of Series B Preferred Stock to be Converted


                            --------------
                            Applicable Conversion Price



                            Number of Shares of Common Stock outstanding at close of trading on Conversion Date


                            --------------
                            Number of shares of Common Stock to Issue


                            --------------
                            Signature


                            --------------
                            Name:


                            --------------
                                       14

                            Address:

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this 16th day of October in the year 1996.




/s/ Frank J. Pocher,   Vice President
--------------------


/s/ Jonathan L. Kravetz,  Clerk
------------------------

                        THE COMMONWEALTH OF MASSACHUSETTS


                 Certificate of Vote of Directors Establishing
                          A Series of a Class of Stock

                    (General Laws, Chapter 156B, Section 26)

          I hereby approve the within certificate and, the filing fee in the amount of $
            having been paid, said certificate is hereby filed this


                                     day of

                                       19


                             WILLIAM FRANCIS GALVIN
                               Secretary of State

                         TO BE FILLED IN BY CORPORATION
                      PHOTO COPY OF CERTIFICATE TO BE SENT

TO:

Susan E. Hislop, Esquire
Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C.
One Financial Center,  Boston, MA 02111

Telephone  617 542 6000



                                       17